UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K /A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 17, 2018

Protective Insurance Corporation
(Exact Name of Registrant as Specified in Charter)

Indiana	0-5534	35-0160330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congressional Boulevard, Carmel IN		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code 317-636-9800

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A is filed as an amendment to the Current Report on Form 8-K filed by Protective Insurance Corporation (the "Company") on October 19, 2018 (the "Original Form 8-K"). This Amendment No. 1 supplements the Original Form 8-K with the information set forth below. All other information set forth in the Original Form 8-K is otherwise unchanged.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced and reported in the Original Form 8-K, on October 17, 2018, John D. Nichols, Jr. was appointed as the Company's Interim Chief Executive Officer and was elected as Chairman of the Company's Board of Directors (the "Board").  On November 13, 2018, the Company entered into an employment agreement (the "Agreement") with Mr. Nichols.   Under the Agreement, Mr. Nichols will serve as Interim Chief Executive Officer through October 17, 2019, unless earlier terminated by the Company at any time with or without cause.   Mr. Nichols has agreed that prior to April 17, 2019, he will not terminate his employment without the written consent of the Board.  After April 17, 2019, Mr. Nichols may terminate his employment upon sixty (60) days' advance notice to the Company.   Mr. Nichols may remain employed by the Company during a transition period, not to exceed six months, following the Company's hiring of the successor Chief Executive Officer.  In addition, Mr. Nichols has agreed to serve as Chairman of the Board for a period of three years.

Under the Agreement, Mr. Nichols' annualized base salary is $600,000.  On November 13, 2018, Mr. Nichols also received 85,000 restricted shares of the Company's Class B common stock (the "Stock Grant"), of which 42,500 shares will vest as of October 17, 2019; 21,500 shares will vest as of October 17, 2020, and 21,500 shares will vest as of October 17, 2021.  During his term as Interim Chief Executive Officer, Mr. Nichols will not be entitled to any fees or other compensation for his services as a member of the Board.  Mr. Nichols is also entitled to participate in all benefit plans offered to other senior executives and to Company employees generally.    In addition, the Company will provide Mr. Nichols with an apartment near the Company's headquarters and up to $5,000 per month in commuting expenses for him and his immediate family.

If the Company terminates Mr. Nichols for any reason prior to April 17, 2019, Mr. Nichols will be paid a total of six months' base salary (including any base salary earned prior to the termination date).  If the Company terminates Mr. Nichols for cause (as defined in the Agreement) during the term of the Agreement, any unvested equity awards held on the termination date will be cancelled.  If Mr. Nichols is terminated by the Company for any other reason, the Stock Grant will continue to vest in accordance with its terms.  If a change in control (as defined in the Agreement) occurs, any unvested equity awards, including the Stock Grant, will become fully vested and payable.

The Agreement includes provisions requiring Mr. Nichols to maintain the confidentiality of the Company's confidential information and subjects Mr. Nichols to non-competition and non-solicitation provisions during the term of the Agreement and for twelve months thereafter.

The preceding description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following item is filed as an exhibit to this Current Report on Form 8-K/A:

Exhibit 10.1	Employment Agreement, dated as of November 13, 2018, by and between the Company and John D. Nichols, Jr.

PROTECTIVE INSURANCE CORPORATION

November 16, 2018                                                                   By:    /s/ John D. Nichols
          John D. Nichols,
          Interim Chief Executive Officer &
          Chairman of the Board of Directors